[CBRL GROUP, INC. LOGO]                                                      POST OFFICE BOX 787
                                                                                   LEBANON, TENNESSEE
                                                                      37088-0787
                                                                                                                                                                       PHONE 615.443.9869

 C  B  R  L GROUP, INC.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director Corporate Communications
(615) 443-9266

CBRL GROUP, INC. ANNOUNCES INCREASE IN DILUTED NET INCOME PER SHARE
FOR FISCAL 2006 FOURTH QUARTER
Announces Full-Year Fiscal 2006 Results
Provides Fiscal 2007 Outlook

LEBANON, Tenn. (September 19, 2006) -- CBRL Group, Inc. (“CBRL” or the “Company”) (Nasdaq: CBRL) today announced results for its fourth quarter and fiscal year ended July 28, 2006, reporting diluted net income per share of $1.03, a 39.2% increase from $0.74 in the fourth quarter of fiscal 2005. Diluted net income per share for the quarter benefited from the Company’s recent recapitalization, in which it repurchased approximately 35% of its outstanding shares financed by a new $725 million term loan, and from a lower income tax rate. For the full year, the Company reported diluted net income per share of $2.50 compared with $2.45 in fiscal 2005.

        Highlights of the 2006 fourth-quarter and full-year results include:

Comparable store restaurant sales for the fourth quarter were down 3.0% for Cracker Barrel Old Country Store® (“Cracker Barrel”), while comparable store retail sales at Cracker Barrel were down 4.9%
Comparable restaurant sales for the fourth quarter were flat for Logan’s Roadhouse® (“Logan’s”)
Total revenue for the fourth quarter of $671 million was up 1.7% from the year-ago quarter
Operating income margin in the fourth quarter was 8.9% of total revenues compared to 9.0% in the year-ago quarter

Net income and diluted net income per share for the fourth quarter were $35.8 million and $1.03, respectively, compared to net income of $37.6 million and diluted net income per share of $0.74 in the prior-year comparable period. The fourth quarter of fiscal 2006 was the first quarter that fully reflected the Company’s recent recapitalization, which had the effect of reducing net income due to higher interest on additional debt, while increasing diluted net income per share due to a reduction in the number of shares outstanding

CBRL Announces Fourth Quarter Results

September 19, 2006

Full year diluted net income per share for 2006 was $2.50, an increase of 2.0% over 2005, on a 2.9% increase in total revenue.

Commenting on the quarter, CBRL Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “Fiscal 2006 was a difficult year from a revenue perspective due to both internal and external factors, including last fall’s devastating hurricane season and the continuing pressure on consumer discretionary income as gasoline prices soared to record levels. Despite these challenges, we are quite pleased to have achieved the solid results reported today. More importantly, we are making progress on improving our future results as we lap last year’s difficult environment and begin to see the benefits from our efforts, especially in our retail operations, and from our recapitalization initiatives.”

Fourth-Quarter Fiscal 2006 Results

Revenue
Total revenue for the fourth quarter ended July 28, 2006 of $671.1 million increased 1.7% from the fourth quarter of 2005. Comparable store restaurant sales at Cracker Barrel for the period decreased 3.0%, including a 1.0% higher average check, while guest traffic declined 4.0%. Cracker Barrel’s average menu price increase for the quarter was approximately 0.9% compared with last year. Comparable store retail sales at Cracker Barrel decreased 4.9% for the quarter. At Logan’s, comparable restaurant sales for the quarter were flat, as the average check increased 1.7% while guest traffic declined 1.7%. Logan’s average menu price increased approximately 1.7 % during the fourth quarter compared with last year. During the quarter, the Company opened four new Cracker Barrel units, and seven new Logan’s company-operated restaurants.

Income
Operating income for the fourth quarter of 2006 of $60.0 million was 8.9% of total revenue compared to $59.5 million, or 9.0% of revenue, in the fourth quarter of fiscal 2005. Net income for the fourth quarter of 2006 was $35.8 million, or $1.03 per diluted share, compared to net income of $37.6 million, or $0.74 per diluted share in the fourth quarter of 2005. In fiscal 2006, the Company began expensing stock options, recording in the fourth quarter $2.3 million of expense before income taxes (0.4% of revenues) that was not reflected in the year earlier quarter. Other expense items affecting fourth quarter results related to the Company’s recapitalization, including interest expense, the planned divestiture of Logan’s, previously announced severance expenses at Cracker Barrel, and higher utilities expenses and retail cost of goods sold. Margins were also adversely impacted by the effect of softer sales. Offsetting these unfavorable effects were lower food cost of goods sold reflecting favorable commodity costs, improved menu pricing and reduced waste. The Company also benefited from improved hourly labor and workers’ compensation expense, including the effects of reduced actuarial estimates of losses, favorable gift card breakage, lower advertising expense, and lower annual bonus accruals. Other favorable items include gains on the disposition of certain of the locations closed by the Company in the third fiscal quarter and insurance recoveries from last year’s hurricane season. Net income benefited from lower effective state and local income tax rates, completion of a

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CBRL Announces Fourth Quarter Results

September 19, 2006

federal audit and higher than expected tax credits. Diluted net income per share reflected fewer shares outstanding compared with the year-ago period as a result of the recapitalization earlier in the fiscal year.

Full-Year Fiscal 2006 Results

Full year fiscal 2006 revenue of $2.6 billion increased 2.9% from 2005. Comparable store restaurant sales year-to-date for Cracker Barrel decreased 1.1%, including a 2.1% higher average check, while guest traffic declined by 3.2%. Comparable store retail sales at Cracker Barrel decreased 8.1% for the year. Logan’s fiscal 2006 comparable restaurant sales increased 0.8%, as average check increased 2.4%, while guest traffic declined 1.6%. In 2006, the Company opened 21 new Cracker Barrel units and 20 new Logan’s company-operated restaurants while franchisees opened an additional two new Logan’s franchised restaurants.

The Company reported net income for 2006 of $116.3 million, or $2.50 per diluted share, compared to net income of $126.6 million, or $2.45 per diluted share, for 2005. Fiscal 2006 results included stock option expense of approximately $6.9 million after income taxes, or $0.15 per diluted share. In addition, during fiscal 2006, the Company had incurred expenses for store closings and impairment charges net of the gains on disposition of certain of those properties, expenses related to the implementation of the Company’s strategic initiatives including higher interest expense, organizational restructuring expenses, and higher utilities expenses. The Company benefited during the year from a favorable commodities environment, lower hourly labor and workers’ compensation expense, as well as a lower effective income tax rate and fewer shares outstanding.

The Company urges caution in considering its current trends and the outlook disclosed in this press release. The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release. The Company disclaims any obligations to update disclosed information on trends or targets other than in its periodic filings on Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

The Company commented on its outlook for fiscal 2007 and announced that it is adopting a practice of providing guidance on full fiscal year targets rather than quarterly expectations or objectives. The Company noted that its outlook reflects many assumptions, many of which cannot be known, including, very importantly, sales expectations and the effects of a possible Logan’s divestiture. In anticipation of divesting Logan’s during fiscal 2007, the Company’s outlook addresses expectations for results of continuing operations for Cracker Barrel, excluding Logan’s, and can be compared to the pro-forma historical results from continuing operations for Cracker Barrel, excluding Logan’s, presented in the financial tables at the end of this release. The Company presently expects fiscal 2007 total revenues from Cracker Barrel of approximately $2.4 billion, reflecting opening 19-20 new Cracker Barrel stores during the year, full-year comparable store restaurant sales that are flat to up 2% and full-year

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CBRL Announces Fourth Quarter Results

September 19, 2006

comparable store retail sales that are up 7-9% compared to prior year (on a comparable week basis), and the benefit of an estimated $45-50 million in sales from a 53rd week in fiscal 2007. The Company presently expects fiscal 2007 operating income margins from continuing operations to be flat to 0.2% of revenues higher than in fiscal 2006. The Company’s margin expectations reflect lower food and retail product costs and the non-recurrence of certain impairment and store closing costs incurred in fiscal 2006, partly offset by higher marketing expenses. Certain expenses related to the Company’s strategic initiatives begun in fiscal 2006 will continue into fiscal 2007. The Company expects the effect of the 53rd week to be margin neutral, including the impact of plans for additional spending to support advertising tests during the year. The Company presently expects fiscal 2007 capital expenditures of up to $115 million, excluding Logan’s.

Commenting on the outlook, Mr. Woodhouse said, “Fiscal 2007 will be a transition year for CBRL. We believe that we are in the final stages of the Logan’s divestiture which will leave only the potential refinancing of our existing convertible debt to conclude the strategic initiatives we began in Fiscal 2006. While the exact timing of the expected divestiture, the exact amount to be received, and the use of the proceeds are still to be determined, we are completely focused on Cracker Barrel’s future with a leadership team that brings considerable industry and functional experience to the task. We expect high single-digit percentage revenue growth from same store sales improvements and new store openings, as well as a 53rd week, and flat to slightly improved operating margins. We are investing to sustain the strength of our brand and to create long-term shareholder value.”

Historical CBRL Financial Results

The Company provided certain full-year and/or quarterly historical CBRL operating results, excluding Logan’s, at the end of this press release. Also included for 2006 are pro forma depreciation and amortization expense and capital expenditures, excluding Logan’s.

Fiscal 2007 Calendar for Press Releases Disclosing Financial Results

The Company announced its calendar for scheduled press releases disclosing its financial results and annual outlook during fiscal 2007. Dates and content of press releases are preliminary and subject to change. The expected schedule is as follows:

September 26, 2006: Sales results for 4 weeks ending September 22, 2006
October 31,2006: Sales results for 5 weeks ending October 27, 2006
November 21, 2006: Financial results for first quarter of fiscal 2007, update to 2007 annual outlook
November 28,2006: Sales results for 4 weeks ending November 24, 2006
December 28, 2006: Sales results for 4 weeks ending December 22, 2006
January 30, 2007: Sales results for 5 weeks ending January 26, 2006
February 20, 2007: Financial results for second quarter of fiscal 2007, update to 2007 annual outlook

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CBRL Announces Fourth Quarter Results Page 5 September 19, 2006
February 27, 2007: Sales results for 4 weeks ending February 23, 2007
March 27, 2007: Sales results for 4 weeks ending March 23, 2007
May 1, 2007: Sales results for the 5 weeks ending April 27, 2007
May 22, 2007: Financial results for third quarter of fiscal 2007, update to 2007 annual outlook
May 30, 2007: Sales results for 4 weeks ending May 25, 2007
June 26, 2007: Sales results for 4 weeks ending June 22, 2007
August 7, 2007: Sales results for 6 weeks ending August 3, 2007
September 5, 2007: Sales results for 4 weeks ending August 31, 2007
September 18, 2007: Financial results for fourth quarter of fiscal 2007, annual outlook for fiscal 2008.

Fiscal 2006 Fourth-Quarter Conference Call

As previously announced, the live broadcast of CBRL Group’s quarterly conference call will be available to the public on-line at earnings.com or cbrlgroup.com today beginning at 11:00 a.m. (ET). The on-line replay will follow immediately and continue through September 26, 2006.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 544 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 142 company-operated and 25 franchised Logan’s Roadhouse restaurants in 20 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the timing and ability of the Company to execute a successful divestiture of its Logan’s Roadhouse, Inc. subsidiary, including the effects of changes in capital market or economic conditions that could affect valuations of restaurant companies; the effects of incurring substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability

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CBRL Announces Fourth Quarter Results

September 19, 2006

of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to improve operational execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; commodity, workers compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general, including concerns about E. coli bacteria, hepatitis A, “mad cow” disease, “foot-and-mouth” disease, and bird flu, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; changes in interest rates or capital market conditions affecting the Company’s financing costs or ability to obtain financing or execute initiatives; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel during and after the restructuring process; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

CBRL Announces Fourth Quarter Results

September 19, 2006

CBRL GROUP, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

                                  Fourth Quarter Ended                        Fiscal Year Ended

	7/28/06	7/29/05	Change	7/28/06	7/29/05	Change
Total Revenue	$671, 084	$659,707	2%	$2,642,997	$2,567,548	3%
Cost of goods sold	208,636	207,112	1	845,644	847,045	--
Gross profit	462,448	452,595	2	1,797,353	1,720,503	4
Labor & other related expenses	243,930	243,337	--	963,922	939,849	3
Impairment and store closing charges	(1,471)	--	--	8,890	431	1963
Other store operating expenses	119,338	115,947	3	479,165	445,455	8
Store operating income	100,651	93,311	8	345,376	334,768	3
General and administrative	40,662	33,775	20	155,847	132,606	18
Operating income	59,989	59,536	1	189,529	202,162	(6)
Interest expense	14,782	2,177	579	22,298	8,693	157
Interest income	700	--	--	818	96	752
Income before income taxes	45,907	57,359	(20)	168,049	193,565	(13)
Provision for income taxes	10,107	19,798	(49)	51,758	66,925	(23)
Net income	35,800	37,561	(5)	116,291	126,640	(8)

Net income per share:
Basic	$1.16	$0.80	45	$2.71	$2.65	2
Diluted	$1.03	$0.74	39	$2.50	$2.45	2

Weighted average shares:
Basic	30,919,876	46,758,841	(34)	42,917,319	47,791,317	(10)
Diluted	35,974,358	52,204,963	(31)	48,044,440	53,382,007	(10)

Ratio Analysis
Net Sales:
Restaurant	83.8%	83.2%		82.1%	80.7%
Retail	16.1	16.7		17.8	19.2
Total net sales	99.9	99.9		99.9	99.9
Franchise fees	0.1	0.1		0.1	0.1
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	31.1	31.4		32.0	33.0
Gross profit	68.9	68.6		68.0	67.0
Labor & other related expenses	36.3	36.9		36.5	36.6
Impairment and store clsoing charges	(0.2)	--		0.3	--
Other store operating expenses	17.8	17.6		18.1	17.4
Store operating income	15.0	14.1		13.1	13.0
General and administrative	6.1	5.1		5.9	5.1
Operating income	8.9	9.0		7.2	7.9
Interest expense	2.2	0.3		0.8	0.4
Interest income	0.1	--		--	--
Income before income taxes	6.8	8.7		6.4	7.5
Provision for income taxes	1.5	3.0		2.0	2.6
Net income	5.3%	5.7%		4.4%	4.9%

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CBRL Announces Fourth Quarter Results

September 19, 2006

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands)
	7/28/06	7/29/05
Assets
Cash and cash equivalents	$89,562	$17,173
Assets held for sale	4,716	--
Other current assests	175,818	173,310
Property and equipment, net	1,270,084	1,218,298
Long-lived assets	141,117	124,491
Total assets	1,681,297	1,533,272

Liabilities and Shareholders' Equity
Current Liabilities	$287,681	$295,345
Long-term debt	919,464	212,218
Other long-term obligations	171,870	155,721
Shareholders' equity	302,282	869,988
Total liabilities and shareholders' equity	1,681,297	1,533,272

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

Fiscal Year Ended
7/28/06 7/29/05

Cash flow from operating activities:
Net income	$116,291	$126,640
Depreciation and amortization	72,278	67,321
Loss on disposition of property and equipment	1,859	3,654
Impairment charges	7,662	431
Accretion on zero-coupon notes	5,747	5,579
Share-based compensation, net of excess tax benefit	6,998	(11,729)
Net changes in other assets and liabilities	4,011	76,278
Net cash provided by operating activities	214,846	268,174
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(144,926)	(171,447)
Proceeds from sale of property and equipment	7,854	1,381
Net cash used in investing activities	(137,072)	(170,066)
Cash flows from financing activities:
Net proceeds from credit facilities and other long-term obligations	701,268	21,312
Proceeds from exercise of stock options	27,283	38,080
Excess tax benefit from share-based compensation	6,441	12,990
Purchase and retirement of common stock	(704,160)	(159,328)
Other	(12,198)	--
Divedends on common stock	(24,019)	(22,764)
Net cash used in financing activities	(5,385)	(109,710)

Net increase/(decrease) in cash and cash equivalents	72,389	(11,602)
Cash and cash equivalents, beginning of period	17,173	28,775
Cash and cash equivalents, end of period	$89,562	$17,173

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CBRL Announces Fourth Quarter Results

September 19, 2006

CBRL GROUP, INC.
Supplemental Information
(Unaudited)
	As of 7/28/06	As of 7/29/05	As of 4/28/06
Common shares outstanding	30,926,906	46,619,803	47,661,958

                                                  Fourth Quarter Ended                                Fiscal Year Ended
Units in operation:	7/28/06	7/29/05	7/28/06	7/29/05

Cracker Barrel
Open at beginning of period	539	520	529	504
Opened during period	4	9	21	25
Closed during period	--	--	(7)	--
Open at end of period	543	529	543	529
Logan's-- company-owned
Open at beginning of period	134	123	124	107
Opened during period	7	1	20	17
Closed during period	--	--	(3)	--
Open at end of period	141	124	141	124

Total company-owned units	684	653	684	653
Logan's-- franchised
Open at beginning of period	25	22	23	20
Opened during period	--	1	2	3
Closed during period	--	--	--	--
Open at end of period	25	23	25	23

System-wide uints	709	676	709	676
Net sales in company-owned stores:
(In thousands)
Cracker Barrel - restaurant	$455,065	$453,757	$1,748,193	$1,696,706
Cracker Barrel - retail	108,194	109,935	471,282	494,160
Total revenue - Cracker Barrel	563,259	563,692	2,219,475	2,190,866

Logan's revenue	$107,205	$95,362	$421,055	$374,305
Franchise fees and royalties	620	653	2,467	2,377
Total revenue - Logan's	107,825	$96,015	$423,522	$376,682
Operating weeks - company-owned stores:
Cracker Barrel	7,043	6,839	27,984	26,804
Logan's	1,794	1,611	6,879	6,137
Average unit volume - company-owneed stores: (In thousands)
Cracker Barrel - restaurant	$840.0	$862.5	$3,248.5	$3,291.6
Cracker Barrel - retail	199.7	209.0	875.7	958.7
Cracker Barrel - total	$1,039.7	$1,071.5	$4,124.2	$4,250.3
Logan's	$776.8	$769.5	$3,182.9	$3,171.6

Comparable store sales period-to-period increase/(decrease):
                                                         Q4 2006 vs. Q4 2005              12mo 2006 vs. 12mo 2005
	Cracker Barrel	Logan's	Cracker Barrel	Logan's
Restaurant	(3.0%)	0.0%	(1.1%)	0.8%
Retail	(4.9%)		(8.1%)

Number of stores in comparable store base	502	111	482	100

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CBRL Announces Fourth Quarter Results

September 19, 2006

CBRL Group, Inc.

Pro-Forma Statement of Income from Continuing Operations, Excluding Logan’s
(Unaudited)
(In millions)
	Full Year	Quarter	Quarter	Quarter	Quarter	Full Year	Full Year
	Ending	Ending	Ending	Ending	Ending	Ending	Ending
	07/28/06	07/28/06	04/28/06	01/27/06	10/28/05	07/29/05	07/30/04

Net Revenues
Restaurant	$1,748	$455	$432	$435	$426	$1,697	$1,574
Retail	471	108	102	152	109	494	486
Total Net Revenues	2,219	563	534	587	535	2,191	2,060
Franchise fees and royalties	-	-	-	-	-	-	-
Total Revenue	2,219	563	534	587	535	2,191	2,060
Cost of goods sold	706	173	166	200	166	717	679
Gross profit	1,513	390	368	387	369	1,474	1,381
Labor and other related expenses	833	211	210	208	205	822	775
Impairment charges and store closing costs	5	(1)	3	4	-	-	-
Other store operating expenses	384	95	94	100	95	370	341
Store operating income	291	85	61	75	69	282	265
General and administrative (1)	132	34	32	32	33	113	111
Operating income	$159	$51	$29	$43	$36	$169	$154

Memo:
Depreciation & Amortization	$57	$15	$14	$14	$14	$55	$53
Capital Expenditures	89	25	19	22	23	125	108

Ratio Analysis
Net Revenues
Restaurant	78.8%	80.8%	80.9%	74.0%	79.7%	77.4%	76.4%
Retail	21.2	19.2	19.1	26.0	20.3	22.6	23.6
Total Net Revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Franchise fees and royalties	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Total Revenue	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Cost of goods sold	31.8	30.8	31.0	34.1	31.1	32.7	33.0
Gross profit	68.2	69.2	69.0	65.9	68.9	67.3	67.0
Labor and other related expenses	37.5	37.4	39.2	35.5	38.2	37.5	37.6
Impairment charges and store closing costs	0.2	(0.3)	0.6	0.6	0.0	0.0	0.0
Other store operating expenses	17.3	16.8	17.7	17.0	17.8	16.9	16.6
Store operating income	13.1	15.2	11.5	12.7	12.9	12.9	12.8
General and administrative	5.9	6.1	6.1	5.4	6.2	5.2	5.4
Operating income	7.1%	9.0%	5.4%	7.3%	6.8%	7.7%	7.4%

(1) Full year fiscal 2006 includes $8.5 million in stock option expense (0.4% of total revenue) and $5.0 million of expenses related to the Company's strategic initiatives (0.2% of total revenue).

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